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                             STRATOSPHERE CORPORATION
                                  EXHIBIT 99.3
    NEW S RELEASE ANNOUNCING APPROVAL OF COMPANY'S GOING PRIVATE TRANSACTION





                                                                    NEWS RELEASE
                                                        STRATOSPHERE CORPORATION
                                                  2000 LAS VEGAS BOULEVARD SOUTH
                                                         LAS VEGAS, NEVADA 89104
                                                                    702-380-7777
                                                              702-383-4733 (FAX)
[GRAPHIC OMITTED]

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FOR FURTHER INFORMATION CONTACT:
William Bischoff - (702) 383-5207
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FOR IMMEDIATE RELEASE:
WEDNESDAY, SEPTEMBER 19, 2000

                STRATOSPHERE AGREES TO GOING PRIVATE TRANSACTION

LAS VEGAS, NV - STRATOSPHERE CORPORATION (OTC: STTC OB) announced today a proposed going private transaction in which Stratosphere would be merged with a newly-formed subsidiary of American Real Estate Partners ("AREP"), a partnership whose interests are traded on the New York Stock Exchange, has been approved by the independent director on its Board of Directors, who also serves as the Committee to consider the transaction. Pursuant to the merger, shareholders of Stratosphere who are not affiliated with Carl Icahn will receive $45.32 per share. Mr. Icahn's companies, other than AREP, will receive $44.33 per share. It is expected the transaction will close in early 2001.

Stratosphere also announced it would shortly acquire the ownership of the shopping center, which exists within the Stratosphere Hotel and Casino and that the funds necessary to buy the shopping center and to construct the planned additions to the hotel site would initially be provided by AREP.

Stratosphere Corporation is a casino/hotel/entertainment complex located at the north end of the Las Vegas Strip. The complex is centered around the Stratosphere Tower, the tallest freestanding observation tower in the United States.

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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"
for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in the interest rates), domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and certain registration statements of the Company.
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